                                                                    EXHIBIT 12.1

                      AMERICA WEST AIRLINES, INC., D.I.P.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                YEARS ENDED DECEMBER 31,                            SIX MONTHS ENDED JUNE 30,
                          --------------------------------------------------------------------   --------------------------------
                                                                                 1993                               1994
                                                                        ----------------------             ----------------------
                                                                                        PRO                                PRO
                            1989       1990       1991        1992      HISTORICAL     FORMA      1993     HISTORICAL     FORMA
                          --------   --------   ---------   ---------   -----------   --------   -------   -----------   --------
                                                 (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)
Computation of Earnings:
  Income (loss) before
    income taxes and
    extraordinary
    item................  $ 20,040   $(76,695)  $(222,016)  $(131,761)   $  37,924    $ 54,147   $12,647    $  36,782    $ 50,001
Add:
  Interest expense
    including
    amortization
    of debt issuance
    costs...............    43,934     61,239      63,991      55,886       54,252      65,743    27,593       26,098      31,493
  Interest portion of
    rent expense........    58,759     77,537     106,414     102,314       81,795      80,680    42,034       39,433      38,707
                          --------   --------   ---------   ---------   -----------   --------   -------   -----------   --------
Income (loss), as
  adjusted..............  $122,733   $ 62,081   $ (51,611)  $  26,439    $ 173,971    $200,570   $82,274    $ 102,313    $120,201
                          ========   ========   =========   =========    =========    ========   =======    =========    ========
Computation of Fixed
  Charges:
  Interest expense
    including
    amortization
    of debt issuance
    costs...............  $ 43,934   $ 61,239   $  63,991   $  55,886    $  54,252    $ 65,743   $27,593    $  26,098    $ 31,493
  Interest portion of
    rent expense........    58,759     77,537     106,414     102,314       81,795      80,680    42,034       39,433      38,707
  Capitalized
    interest............     7,250      6,375       6,664          --           --          --        --           --          --
                          --------   --------   ---------   ---------   -----------   --------   -------   -----------   --------
Fixed charges...........  $109,943   $145,151   $ 177,069   $ 158,200    $ 136,047    $146,423   $69,627    $  65,531    $ 70,200
                          ========   ========   =========   =========    =========    ========   =======    =========    ========
Ratio of earnings to
  fixed charges.........      1.12        (*)         (*)         (*)         1.28        1.37      1.18         1.56        1.71


- ---------------
(*) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before income taxes and extraordinary item plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense including amortization of debt issuance costs, a portion of rent expense which is deemed to be representative of an interest factor, and capitalized interest. For the years ended December 31, 1990, 1991 and 1992 earnings were insufficient to cover fixed charges by $83,070,000, $228,680,000 and $131,761,000 respectively.